Exhibit 10.37
JACOBS ENGINEERING GROUP INC.

LEADERSHIP PERFORMANCE PLAN

(As Amended and Restated - effective November 18, 2020)

Summary of the Program

The purpose of the Jacobs Engineering Group Inc. Leadership Performance Plan (the “Plan”) is to promote the success of Jacobs Engineering Group Inc. (“Jacobs”) and its subsidiaries (collectively referred to as the “Company”) by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives and profitability.

Eligibility and Participation

Employees participating in the Plan (each, a “Participant”) will be (1) those senior executives who are selected by the Human Resource and Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole and absolute discretion and designated as Participants, which shall include the Chief Executive Officer of the Company (the “CEO”), and (2) those key managers (management level personnel who do not normally receive overtime compensation) selected by the Committee, the CEO, the President, the Executive Vice President, Chief Financial Officer, or the Senior Vice President, Global Human Resources, or their functional equivalents (collectively, the “Approving Group”) in their sole and absolute discretion and designated as Participants.

Incentive Formula

The Committee will determine the incentive formula for annual cash incentive awards (“Awards”) granted to Participants under the Plan in its sole and absolute discretion based on one or more performance criteria. The incentive formula and additional terms and conditions applicable to an Award will be set forth in documentation that (a) is not inconsistent with the terms and conditions of this Plan, (b) references this Plan and (c) is approved by the Committee. The incentive formula with respect to an Award is subject to change at any time during the fiscal year. The incentive formula need not be the same as to all Participants and the amount of a Participant’s target Award may be based on that Participant’s salary. If a Participant moves from one level of designated participation to another during the fiscal year, the different weighting factors and incentive formula, if any, will be applied to the Participant’s base salary as of July 1st of the fiscal year at each level and prorated accordingly.

Approvals

Participation of each Section 16 executive officer of the Company shall be approved by the Committee and participation of all other Participants shall be approved by one or more members of the Approving Group.

Payment of Awards

An Award shall be paid at such time or times as determined by the Committee in the Committee’s sole and absolute discretion. The Committee may reduce or increase any Award up to the date of payment. The Company shall withhold from all payments made to a Participant hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

All Awards shall be paid in full within 90 days of the close of the applicable fiscal year, except Awards deferred pursuant to the terms of a Company sponsored plan for which a Participant is eligible, which shall be paid pursuant to the terms of such plan.

If an individual becomes a Participant in the Plan after the beginning of a fiscal year, his or her Award will be prorated accordingly. Except as set forth in the next sentence, to receive payment of an Award, a Participant must be employed with the Company on the date each Award is paid. If a Participant’s employment terminates for any reason before the payment date, all unpaid Awards are automatically forfeited unless (i) the determination is made to pay a pro-rated Award in the sole and absolute discretion of the Committee; (ii) a Participant “retires” during the fiscal year, in which case the Participant will be eligible for a prorated payment based upon year-end results, which prorated payment shall be made at the same time as other Participants are paid; or (iii) a Participant dies or becomes disabled (as determined by the Committee) (x) during the fiscal year, in which case, the Participant (or his/her

“beneficiary” in the case of death) will be eligible to receive payment equal to the Participant’s target Award, prorated for the number of days worked during the fiscal year or (y) after the end of the fiscal year but prior to the payment date, in which case the Participant (or his/her “beneficiary” in the case of death) will be eligible to receive payment based on year-end results, which payment shall be made at the same time as other Participants are paid. “Retires” means a Participant’s voluntary resignation from employment (i) at age 65 or older or (ii) at age 60 or older with 10 or more years of service with the Company. “Beneficiary” means a Participant’s designated beneficiary for company-paid life insurance, or the Participant’s estate if none.

Modifications and Administration

This Plan shall be administered by the Committee which shall consist of at least two independent directors of the Company. The Committee shall have the sole and absolute discretion and authority to: (i) administer and interpret the Plan in accordance with all applicable laws as may be appropriate; (ii) prescribe the terms and conditions of any Awards granted under the Plan; (iii) adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and (iv) interpret, amend or revoke any such rules and guidelines. The Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan in order to reduce or increase the amount of any Award payments at any time, for any or no reason. The decisions and interpretations of the Committee and its delegates shall in every case be final and binding on all persons having an interest in the Plan and shall be afforded the maximum deference permitted by applicable law, shall be reviewed under an “abuse of discretion” standard of review, and shall be upheld as long as reasonable. The Committee may designate the Secretary of the Company or any other Company employee to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute Award Agreements or other documents entered into under the Plan on behalf of the Committee or the Company. The Committee hereby delegates all of its discretion and authority under the Plan as to all Participants (other than Participants who are Section 16 officers of the Company) to each other member of the Approving Group, each of whom shall have all of the rights of the Committee as to such Participants; provided, however, that the Committee may act in lieu of such delegates.

Claw-back [Note: Claw-back language to be moved to a stand-alone policy]

In the event of any Inaccurate Financial Statement, (i) Covered Executives will be required to return to the Company on demand all incentive-based compensation payments made to them during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement for such Inaccurate Financial Statement that are in excess of what would have been paid had such incentive-based compensation instead been determined under the accounting restatement and (ii) all earned but unpaid incentive-based compensation awarded to a Covered Executive during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement for such Inaccurate Financial Statement that is in excess of what would have been earned had such incentive-based compensation instead been determined under the accounting restatement shall be forfeited. The Committee shall have final authority to determine the amount to be repaid by a Covered Executive and shall have sole and absolute discretion to offset required claw-back amounts against any payments due to Participant under the Plan. An “Inaccurate Financial Statement” is any inaccurate financial statement due to material noncompliance by the Company with any financial reporting requirements under the securities laws. “Covered Executives” are any current or former Section 16 officers of the Company.

Section 409A of the Code

It is intended that this Plan and any Awards granted hereunder shall be exempt from the definition of “non-qualified deferred compensation” within the meaning Section 409A of the Code (together with any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury of the Internal Revenue Service, collectively, “Section 409A”), and the Plan shall be interpreted accordingly. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A shall have no force or effect unless and until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award granted hereunder shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment, service on the Board of Directors or other service for the Company at any time for any reason, or no reason, nor shall this Plan or an Award granted hereunder confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither this Plan nor any Award hereunder shall constitute an employment contract between a Participant and the Company.

Unfunded Plan

The Plan is an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to any Awards granted under the Plan, if any.
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